Exhibit 10.18

The foregoing is being furnished solely pursuant to U.S.C. Section 1350 and is not being filed as part of the Report or as a separate disclosure document.

Note: a signed original of this written statement required by section 906 of the Sarbanes-Oxley Act of 2002 has been provided to Bankwell Financial Group, Inc. and will be retained by that Company and furnished to the SEC or its staff upon request.

BANKWELL FINANCIAL GROUP, INC.

October 16, 2014

Mr. Blake S. Drexler
Executive Chairman
Bankwell Financial Group, Inc.
222 Elm Street
New Canaan, Connecticut  06840

Dear Mr. Drexler:

Bankwell Financial Group, Inc. (the “Company”) and its subsidiary, Bankwell Bank (the “Bank”) (collectively, the “Entities”) is very pleased to memorialize terms of employment for you as Executive Chairman of both the Company and the Bank.  You accepted the position on an interim basis pending the hiring of a permanent Chief Executive Officer on August 7, 2014. That effort is on-going. This letter is not intended to be a guarantee of continued employment for any particular period of time, and this letter merely states the material conditions of your employment.  The letter describes potential future compensation terms that are, in any event, subject to your continued employment and to changes that we may determine appropriate as business conditions and circumstances change over time.

Your start date was August 7, 2014.

Responsibilities
You will be an employee of the Company and the Bank, with the title of Executive Chairman of both Entities.  You will remain a member of and Chairman of the Boards of Directors of both Entities. You will discharge, as necessary, the duties of chief executive officer of the Entities. While engaged in this position by the Bank, you shall devote the necessary business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence, or as otherwise coordinated through the Boards) to the business and affairs of the entities and shall use your best efforts to advance the interests of them.  We understand and accept that your outside business activities as portfolio manager at Mariner Capital will continue. Any other outside significant business activities require the written approval of the Boards.

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Compensation
Your compensation will be as follows:
(a)           Annual Base Salary. Your annual base salary will be payable in installments, in accordance with the Bank’s payroll procedures. Your base salary includes compensation for all time worked, as well as appropriate consideration for sick days, personal days and other time off.   Your initial base salary shall be $250,000 annually.
(b)           Guaranteed Bonus for 2014.  For 2014, you will be eligible for a guaranteed performance bonus of 30% of base salary paid in 2014 (from start date to December 31, 2014 or, if earlier, the hiring of a new permanent CEO). This bonus will be paid to you when annual incentive payments are paid to the Bank’s executive officers under the annual incentive plan.
(c)           Future Performance Bonus.  Following 2014, you will be eligible for ongoing performance bonuses pursuant to the Bank’s annual incentive plan, again with a target of 30% of base salary, pro-rated for any partial year.
(d)           Board Fees.  While in the position of Executive Chairman, you will not be eligible for Board or Board Committee compensation, either for attendance or via retainer. Board and Board Committee compensation will resume, pro-rated as appropriate, following resignation as Executive Chairman.
(e)           Restricted Stock. You will be granted 10,000 shares of Company common stock for service in 2014 as Chairman and Executive Chairman, restricted so as to vest ratably over 4 years pursuant to the Company’s stock plan and consistent with your 2013 restricted stock agreement.

Benefits
You will be eligible for benefits on the same terms and conditions as other Bank employees.

“At-Will” Employment and Severance
Nothing stated in this letter nor in any other conversations constitutes, or may be construed as, a commitment to, or contract of or for, employment for any specific duration.  Your employment with the Bank will be “at-will”, which means that you may leave the Entities, or the Entities may require you to leave their employ, for any reason, or no reason, at any time, except as otherwise provided by law.  This at will relationship will remain in effect throughout your employment with the Entities and any of their successors, affiliates or related entities.  Your at-will status may only be modified by a specific, express, written employment contract which is signed by you and an authorized representative of the Entities.

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Staff and Support
The Bank will provide you with secretarial and clerical support as reasonably required.

Vacation
In accordance with the Bank’s policy for executives, you will be eligible for vacation.

Policies
You will be subject to all policies that apply to employees and/or executives of the Entities.

If you are in agreement with the terms of this letter, please initial the first two pages, sign below and return one copy of this letter to me, in the enclosed postage-paid envelope.

Regards,

/s/ BLAKE S. DREXLER
BLAKE S. DREXLER
Executive Chairman

/s/ JAMES A. FIEBER
JAMES A. FIEBER
Chairman, Compensation Committees of the Boards of Directors

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